Exhibit 10.6

AGREEMENT OF SUBLEASE

This AGREEMENT OF SUBLEASE (the “Sublease”) is made this 6th day of July, 2005, by and between CALPINE CENTRAL, L. P., a Delaware limited partnership (the “Sublandlord”) and CALPINE NATURAL GAS L.P. a Delaware limited partnership (the “Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord, as tenant, entered into that certain Lease, dated July 20, 2001, (the “Lease”), with 717 TEXAS LIMITED PARTNERSHIP, a Delaware limited partnership (the “Prime Landlord”), as amended by that certain First Amendment to Lease, dated March 31, 2002 (the “First Amendment”), that Second Amendment to Lease, dated March 31, 2003 (the “Second Amendment”), that Third Amendment dated March 30, 2005 (the “Third Amendment”), and that Fourth Amendment to Lease dated March 30, 2005 (the “Fourth Amendment”), for certain premises (the “Prime Leased Premises”) described thereunder in the building known as 717 Texas Avenue and the Calpine Center, which is situated on Block 59, South Side Buffalo Bayou, in Houston, Harris County, Texas (the “Building”). Hereinafter, the Lease, as amended, may be referred to as the “Prime Lease.” A true, complete, and correct copy of the Prime Lease, as amended, is attached hereto as Exhibit “A” and is incorporated herein by this reference. Capitalized terms used in this Sublease that are not specifically defined herein shall have the same meaning as they are given in the Prime Lease.

WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the entire 27th and 28th floors of the Building, consisting of approximately 54,816 rentable square feet (“RSF”) of the Prime Leased Premises located, as more particularly described on the space plan attached hereto as Exhibit “B” (the “Subleased Premises”) and incorporated herein by this reference, upon the terms and conditions stated below;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, it is hereby mutually covenanted and agreed as follows:

1.	Subleased Premises and Term. Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hereby leases and takes the Subleased Premises from the Sublandlord, upon and subject to the terms, covenants, and conditions herein set forth, for a term (the “Term”) commencing on July 7, 2005 (the “Commencement Date”) and continuing, unless terminated earlier in accordance with the terms of this Sublease, until December 14, 2013 (the “Expiration Date”);

2.	Rent, Operating Expenses and Allowances.

(a)	Base Rental. Subtenant hereby covenants and agrees to pay to Sublandlord a base annual net rental rate (the “Base Rental”), which shall be payable in monthly installments in advance on the first day of each month during the Term hereof, beginning on July 7, 2005 (the “Rent Start Date”), an Annual “Net” Rental Rate of $18/RSF initially, which rate shall increase by five percent (5%) (not compounded) each year effective on January 1, 2006 and each January 1 during the Term hereof. Partial month rentals will be prorated. Below is a schedule setting forth the Rental Rate throughout the Term:

Dates	Annual Base Rental Rates
Execution date through December 31, 2005	$18.00/RSF
January 1, 2006 through December 31, 2006	$18.90/RSF
January 1, 2007 through December 31, 2007	$19.80/RSF
January 1, 2008 through December 31,2008	$20.70/RSF
January 1, 2009 through December 31, 2009	$21.60/RSF
January 1, 2010 through December 31, 2010	$22.50/RSF
January 1, 2011 through December 31, 2011	$23.40/RSF
January 1, 2012 through December 31, 2012	$24.30/RSF
January 1, 2013 through December 31, 2013	$25.20/RSF

Additional Rent. In addition to the Base Rental, from and after the applicable Rent Start Date and for each calendar year (or portion thereof) thereafter during the Term of this Lease, Subtenant shall pay as additional rent (the “Additional Rental”) Subtenant’s Proportionate Share (as defined in the Prime Lease) of Operating Expenses (as defined in the Prime Lease) for that year. On or about the beginning of each calendar year during the term of this Lease, Sublandlord shall deliver Sublandlord’s good faith estimate of the Additional Rental for that year (the “Estimated Additional Rental”) to Subtenant; provided, however, that the Additional Rental for the remainder of this initial year of the Term (subject to adjustment as provided in this paragraph below) shall be $3,081.74 per month. Partial month rentals will be prorated. The Estimated Additional Rental shall be based on the estimate that Sublandlord receives from Prime Landlord under the Prime Lease. The Estimated Additional Rental shall be paid in equal installments in advance on the first day of each month during the term hereof. If Sublandlord does not deliver an estimate to Subtenant for any year by January 1 of that year (except for the first year hereof, which will be provided as set forth above), Subtenant shall continue to pay Estimated Additional Rental based on the prior year’s estimate until the estimate for the current year is received. From time to time during any calendar year, and upon not less than twenty (20) days advance written notice to Subtenant, Sublandlord may revise its estimate of the Additional Rental for that year based on a corresponding revision delivered by the Prime Landlord to Sublandlord pursuant to Section 2.02 of the Prime Lease, and the monthly installments of Estimated Additional Rental shall be appropriately adjusted for the remainder of that year in accordance with the revised estimate so that, by the end of the year, the total payments of Estimated Additional Rental paid by Subtenant shall equal the amount of the revised estimate.

(b)	Management Fee Contribution. The three percent (3%) Management Fee Contribution shall be assessed and paid by Subtenant to Sublandlord based on a $26.40/RSF Base Rent, and actual Additional Rent and as otherwise set forth in Section 2.03 of the Prime Lease.

(c)	In lieu of the method set forth in Section 2.04(a) of the Prime Lease, Rent shall be payable by wire transfer to Sublandlord at

Calpine Corporation

Union Bank of California

Routing number 122000496

Account number 3160010990

or to such other account as Sublandlord may hereafter designate in writing, in lawful money of the United States, without notice, demand, set-off or deduction whatsoever, at the times and in the manner herein specified.

3.	Incorporation of and Subordination to Prime Lease.

(a)	Except as otherwise provided herein to the contrary, all of the terms of the Prime Lease as they pertain to the Subleased Premises are hereby incorporated into and made a part of this Sublease as if stated in full herein, and Subtenant accepts this Sublease subject to, and hereby during the Term of this Sublease assumes all of, the terms, covenants, conditions and agreements contained in the Prime Lease with respect to the Subleased Premises, to be performed by Sublandlord thereunder, except to the extent a provisions is deemed inapplicable pursuant to Exhibit C, which is hereby incorporated into and made a part hereof. The parties hereto agree that, except as otherwise provided in Exhibit C, subject to the provisions of this Sublease, wherever the words Premises or words of similar import appear in the Prime Lease, the same shall be deemed to mean the Subleased Premises and wherever the words “Landlord” and “Tenant” appear in the Prime Lease, the words shall be deemed to refer to Sublandlord and Subtenant respectively, so that, subject to the provisions of this Sublease and with respect only to the Subleased Premises, Sublandlord shall have the rights and powers of the Prime Landlord under the Prime Lease (as between Sublandlord and Subtenant only), and Subtenant shall have and does hereby agree to be bound by and accepts all the rights, powers, duties and obligations of the Sublandlord as “Tenant” under the Prime Lease; provided, however, that notwithstanding the foregoing, Sublandlord shall have no obligation to perform or furnish any of the work, services, repairs or maintenance undertaken to be made by Prime Landlord under the Prime Lease, or any other term, covenant or condition required to be performed by Prime Landlord under the Prime Lease (including, without limitation, Sections 3.01, 3.02, 3.03, 3.04, 3.05 and 4.04(b) of the Prime Lease). Subtenant covenants and agrees that it shall do nothing that shall have the effect of creating a breach of any of the terms, covenants and conditions of the Prime Lease. Sublandlord covenants and agrees that it shall do nothing that shall have the effect of creating a breach of any of the terms, covenants and conditions of the Prime Lease. In the event that Prime Landlord shall fail or refuse to comply with any of the respective provisions of the Prime Lease affecting Subtenant, Sublandlord shall, upon the written request of Subtenant, give Prime Landlord notice of such failure. Thereafter, Sublandlord shall reasonably cooperate with Subtenant in attempting to cause Prime Landlord to comply with such provisions of the Prime Lease (including, without limitation, with respect to the provisions relating to building access, parking and other amenities to be provided to the Subleased Premises), including exercising all of Sublandlord’s rights under the Prime Lease and under applicable law, at Subtenant’s cost and expense, but Sublandlord shall have no further obligation or liability to Subtenant in connection therewith. Except to the extent caused by Sublandlord’s default hereunder, or under the Prime Lease, if Sublandlord, at the request of Subtenant, makes any expenditures or incurs any obligation for the payment of money in connection with such cooperation, such reasonable sums paid or obligations incurred shall be deemed to be Rent hereunder and shall be paid by Subtenant to Sublandlord within twenty (20) days of a demand therefor. Notwithstanding the foregoing, Subtenant understands and agrees that there is no privity between Prime Landlord and Subtenant, Subtenant has no rights against Prime Landlord, and Prime Landlord has no obligations to Subtenant.

(b)	This Sublease is and shall be subject to and subordinate in all respects to the Prime Lease and to the matters to which the Prime Lease is or shall be subject or subordinate, and that in the event of a termination of the Prime Lease or reentry or dispossession of the Sublandlord by the Prime Landlord under the Prime Lease, this sublease shall be deemed automatically terminated unless the Prime Landlord elects, at its option, to take over all of the right, title and interest of the Sublandlord under this Sublease in which event Subtenant shall, at the option of the Prime Landlord, attorn to such Prime Landlord pursuant to the then executory provisions of the Sublease, and as more specifically set forth in the Prime Lease. Should there be any conflict between the terms of this Sublease as specifically set forth herein and the terms of the Prime Lease, the terms of this Sublease shall control as between Sublandlord and Subtenant.

(c)	To the extent that the Prime Lease requires the Tenant thereunder (i.e., Sublandlord) to obtain any approvals or consents by or similar communications with the Prime Landlord, Subtenant acknowledges that Subtenant is subject to such approvals, consents and communications to the same extent as Sublandlord.

(d)	The parties agree that certain provisions of the Prime Lease shall not apply, or shall only apply in the manner set forth on Exhibit C hereto.

4.	Use. Subtenant shall use the Subleased Premises only for executive office purposes, in accordance with the Prime Lease, and for no other purpose whatsoever.

5.	Condition of Premises. Subtenant agrees to accept possession of the Subleased Premises in its “as is” “where is” condition. Subtenant acknowledges that no representations, express or implied, whatsoever, including, without limitation, any representation or warranty as to the suitability of the Subleased Premises for Subtenant’s intended use or any representation or warranty made by Prime Landlord under the Prime Lease, notwithstanding the incorporation of the terms of the Prime Lease, have been made to Subtenant with respect to the condition of the Subleased Premises and that in entering into this Sublease, Subtenant has relied exclusively upon its own examination of the

Subleased Premises. Subtenant specifically acknowledges and agrees that, notwithstanding the incorporation of the terms of the Prime Lease, (i) Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including the Americans with Disabilities Act of 1990, as may be amended), and (ii) Sublandlord shall have no obligation to perform any repairs or any other obligation of Prime Landlord required to be performed by Prime Landlord under the terms of the Prime Lease. Subtenant expressly waives all rights under any law to make repairs at the expense of Sublandlord.

6.	Build Out. Subtenant shall comply with the Prime Lease with respect to any alterations, improvements or repairs to the Subleased Premises and in addition shall obtain the prior written approval of Sublandlord as well as the Prime Landlord. With respect to any build out Subtenant shall obtain the prior written approval of Sublandlord as well as the Prime Landlord of such build out, the plans of such build out and the contractor(s) performing any such build out and shall obtain any and all necessary permits and/or inspections for the build out prior to construction and prior to occupancy following completion of the build out.

7.	Default and Remedies. The Parties specifically affirm that the Event of Default and the remedies set forth in Article VIII of the Prime Lease (except to the extent those provisions are excepted herein or in Exhibit C) are incorporated herein, in addition to any and all other rights and remedies afforded hereunder or by law or equity.

8.	Renewal Rights. Sublandlord hereby assigns any renewal rights under the Prime Lease relative to the Sublease Premises to Subtenant, to the extent such rights may be assigned, and subject to the limitations in the Prime Lease on such renewal rights. Any terms pursuant to which Subtenant renews or enters into a new lease on the Subleased Premises with Prime Landlord shall be pursuant to a separate agreement between Prime Landlord and Subtenant under which Sublandlord shall have no privity or obligation.

9.	Insurance.

(a)	Subtenant shall provide and maintain during the Term, with insurance companies acceptable to each Sublandlord and Prime Landlord, all insurance required by Sections 7.01 and 7.02 of the Prime Lease with respect to the Subleased Premises, naming Sublandlord and Prime Landlord as additional insureds with waivers of subrogation in favor of the Sublandlord and Prime Landlord. Subtenant shall provide Sublandlord and Prime Landlord a certificate of insurance evidencing the coverage required by this Article and Sections 7.01 and 7.02 of the Prime Lease contemporaneously upon execution thereof.

(b)	Notwithstanding the provisons in Article VII of the Prime Lease, Sublandlord shall not be required to provide Subtenant copies of its insurance policies.

(c)	Notwithstanding the provisions of Sections 7.01 and 7.02 of the Prime Lease, all insurance policies required to be maintained by Subtenant shall provide that they will not be cancelable, nor shall the coverage thereunder be reduced, without at least thirty (30) days advance written notice to Sublandlord.

10.	Assignment. Notwithstanding any provisions set forth herein or in the Prime Lease, Subtenant shall not be permitted to sublease all or any portion of the Subleased Premises, or to assign this Sublease or any rights or obligations hereunder.

11.	Sublandlord’s Consent to Certain Acts. Subtenant agrees that in any case where the provisions of the Prime Lease or this Sublease require the consent or approval of Prime Landlord and/or Sublandlord prior to the taking of any action, it shall be a condition precedent to the taking of such action that the prior consent or approval of Prime Landlord or Sublandlord, as the case may be, shall have been obtained (in accordance with the terms of the Prime Lease or this Sublease, as applicable). Sublandlord agrees that it shall cooperate with Subtenant in good faith with respect to obtaining the consent or approval of Prime Landlord at Subtenant’s expense when the same is required under the terms of the Prime Lease, provided that such cooperation shall in no event be deemed to include any obligation to initiate or otherwise participate in any suit, claim or any other action against Prime Landlord. Except to the extent caused by Sublandlord’s default hereunder, or under the Prime Lease, if Sublandlord, at the request of Subtenant, makes any expenditures or incurs any obligation for the payment of money in connection with such cooperation, such sums paid or obligations incurred shall be deemed to be Rent hereunder and shall be paid by Subtenant to Sublandlord within twenty (20) business days of a written demand therefore; provided, however, that prior to incurring any such expenditures in order to obtain a consent or approval, Sublandlord shall notify Subtenant and allow Subtenant the opportunity to approve or disapprove the expenditure.

12.	Sublandlord's Right to Cure Subtenant’s Default. Subtenant shall not do or suffer or permit anything to be done which would cause the Prime Lease to be terminated, or forfeited by virtue of any rights of termination, or forfeiture reserved or vested in Prime Landlord, or by law or in equity. If Subtenant shall default in the performance of any of its obligations under this Sublease or under the Prime Lease, Sublandlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Subtenant. If Sublandlord makes any expenditures or incurs any obligation for the payment of money in connection therewith, such sums paid or obligations incurred shall be deemed to be Additional Rent hereunder and shall be paid to Sublandlord by Subtenant within five (5) business days of demand therefore.

Sublandlord shall not do or suffer or permit anything to be done which would cause the Prime Lease to be terminated, or forfeited by virtue of any rights of termination, or forfeiture reserved or vested in Prime Landlord, or by law or in equity.

13.	Brokerage Fees. Each of Sublandlord and Subtenant hereby represent and warrant to the other and to Prime Landlord that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Sublease. Each party shall indemnify and hold the other and the Prime Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any other broker, agent or finder engaged by such indemnifying party or with whom such indemnifying party has dealt in connection with this Sublease.

14.	Surrender of Subleased Premises. Upon the expiration or other termination of the Term, Subtenant covenants to quit and surrender to Sublandlord or Prime Landlord, as the case may be, the Subleased Premises, in the same condition as received ordinary wear and tear, damage by fire or other casualty excepted, and at Subtenant’s expense to shall remove all of its trade fixtures, personal property and all alterations constructed by Subtenant in the Subleased Premises which are required to be removed under the terms of this Sublease or the Prime Lease. Any property not so removed shall be deemed to have been abandoned by Subtenant and may be retained or disposed of at Subtenant’s expense by Sublandlord or Prime Landlord, as either may desire. In addition to the indemnification obligations set forth in the Prime Lease, Subtenant shall pay Sublandlord holdover rent and charges in the amount set forth in Section 8.05 of the Prime Lease for any period from the Expiration Date through the date Subtenant surrenders the Subleased Premises. For clarification, if Subtenant holds over beyond the end of the Term hereof, Subtenant shall owe Sublandlord as rent, an amount equal to the full amount Sublandlord is required to pay Prime Landlord for rental of the Subleased Premises under the Prime Lease, without regard to the rental amounts provided for in Section 2 hereof. Subtenant shall repair any damage to the Subleased Premises caused by Subtenant’s removal of its personal property, furnishings and equipment. If the Subleased Premises are not so surrendered, then Subtenant shall be liable to Sublandlord for all costs incurred by Sublandlord in returning the Subleased Premises to the required condition, plus interest thereon at the Default Rate.

15.	Notice and Demands. All notices, requests, demands, consents, approvals and other communications (each, a “Notice” and collectively, “Notices”) under this Sublease shall be in writing and shall be effective only if given in the manner set forth in Article 18 of the Prime Lease. Such Notices shall be addressed as follows:

If to Sublandlord:     Calpine Central, L.P.

      717 Texas Avenue, Suite 1000

      Houston, TX 77002

      Attention: Facilities Manager

      with a copy to:

      Calpine Corporation

      50 West San Fernando Street

      San Jose, CA 95113

      Attention: General Counsel

If to Subtenant:

Calpine Natural Gas L.P.

717 Texas, Suite 2800

Houston, TX 77002

Attention: Charles F. Chambers

with a copy to:

Rosetta Resources Inc.

717 Texas, Suite 2800

Houston, TX 77002

Attention: Charles F. Chambers

Except as set forth in this Sublease, whenever in the Prime Lease a time is specified within which the Sublandlord must give Notice following an event, or within which the Sublandlord must respond to any Notice previously given or made by the Prime Landlord, or comply with any obligation on the part of the Sublandlord, such time is hereby changed (for the purpose of this Sublease only) by subtracting three (3) days therefrom. Except as set forth in this Sublease, whenever in the Prime Lease a time is specified within which the Prime Landlord must give Notice following an event, or within which the Prime Landlord must respond to any Notice, request or demand previously given or made by the Sublandlord, such time is hereby changed (for the purpose of this Sublease only) by adding three (3) days thereto. It is the purpose and intent of the foregoing provisions of this Section 15 to provide Sublandlord with time within which to transmit to the Prime Landlord any notices or demands received from Subtenant and to transmit to Subtenant any notices or demands received from Sublandlord. However, any Notices required to be delivered by either Sublandlord or Subtenant under this Sublease which are not notices to or from Prime Landlord under the Prime Lease shall be given in a manner, and at the times provided, in this Sublease, without reference to the addition or subtraction of days as provided in this Section 15. Sublandlord shall provide Subtenant all notices from Prime Landlord within three (3) days of receipt thereof.

16.	Parking. Subtenant shall take and pay for 50 Must Take Parking Spaces, all of which are unassigned parking spaces. The Parking Rental for such Must Take Parking Spaces is as follows:

Years of the Prime Lease	Unassigned
1-5	$150.00/space/month
6-lease expiration	$200.00/space/month

In the event that the charge for parking spaces is increased by Prime Landlord under the Prime Lease, the price set forth above shall increase by the same amount per space.

17.	Effect of Conveyance. As used in this Sublease, the term “Sublandlord” means the holder of the Tenant’s interest under the Prime Lease. In the event of any assignment or transfer of the Tenant’s interest under the Prime Lease, which assignment or transfer may occur at any time during the Term hereof (subject to the terms of the Lease), in Sublandlord’s sole discretion, Sublandlord shall be entirely relieved of all covenants and obligations of Sublandlord hereunder to the extent the transferee assumes in writing all such covenants and obligations thereafter to be performed by Sublandlord hereunder.

18.	Counterparts and Facsimile. This Sublease may be executed in counterparts, which shall, when so executed and taken together, have the same force and effect as though all signatures appeared on a single document. This Sublease may be executed and delivered by all or any of the parties hereto by facsimile, provided that the originally executed counterpart shall be delivered by hand or by overnight courier promptly thereafter.

IN WITNESS WHEREOF, the parties hereto have duly executed sealed and delivered this instrument on the day and year written below.

SUBLANDLORD:
CALPINE CENTRAL L.P.,
a Delaware limited liability company

By:	/s/ Ann B Curtis
Name:	ANN B CURTIS
Title	EXEC. VP/VICE CHAIRMAN

SUBTENANT:
CALPINE NATURAL GAS L.P.

By:	/s/ Charles F. Chambers
Name:	Charles F. Chambers
Title	Vice President